Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TRANSPORTATION SERVICES AGREEMENT
This Transportation Services Agreement (this “Agreement”) executed as of May 15, 2020, but effective as of May 1, 2020 (the “Effective Date”) by and between Delek Refining, Ltd., a Texas limited partnership (“Delek Refining”), Lion Oil Company, an Arkansas corporation (“Lion Oil” and together with Delek Refining, “Delek”), and DKL Transportation, LLC, a Delaware limited liability company (“DKL”), collectively referred to as “Parties,” and each individually, as a “Party”.
RECITALS
WHEREAS, DKL operates a truck based operation that transports various Product(s) (as defined herein) throughout Arkansas, Oklahoma and Texas (the “Business”);
WHEREAS, Delek desires to engage DKL, and DKL desires to be engaged, to transport Product(s) from certain origin locations (the “Receipt Points”) to certain delivery locations (the “Delivery Points”), each as set forth on Schedule A hereto or otherwise mutually agreed upon by DKL and Delek;
WHEREAS, certain Receipt Points and Delivery Points are located at facilities in various locations in the United States (the “Facilities”) at which Delek and its Affiliates (as defined herein) receive deliveries of Products and from which they provide Products to customers, carriers, jobbers, distributors, and others, each as set forth on Schedule B hereto or otherwise mutually agreed upon by DKL and Delek; and
WHEREAS, in connection with the foregoing, DKL and Delek have agreed that DKL will gather, coordinate the pickup of, transport and deliver such Products, as well as provide ancillary services as requested from time to time, pursuant to the terms of this Agreement, in each case, solely to the extent requested by Delek pursuant to the terms of this Agreement, and Delek will permit DKL to use the Facilities for such purposes in accordance with the provisions set forth below.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
Section 1.    Definitions and Construction.
(a)    Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“Action” means any claim, action, suit, litigation, investigation, inquiry or proceeding by any Person, including any Governmental Authority, or before any court or other Governmental Authority or any arbitration proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Adequate Assurance of Payment” means a letter of credit or parent guaranty from a Creditworthy Person.
“Adjusted Revenue” has the meaning set forth in Section 3(e).
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries, including DKL), on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including DKL, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 consecutive calendar days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“Business” has the meaning specified in the recitals to this Agreement.
“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.
“Carrier” shall have the meaning assigned to such term in Exhibit B.
“Claimant” shall have the meaning assigned to such term in Section 19(m).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party in violation of this Agreement), (ii) is independently developed by the receiving Party without the use of or reliance on any Confidential Information or (iii) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Year” means the period commencing on January 1 of each calendar year during the Term and ending immediately prior to January 1 of the next calendar year; provided, that the initial Contract Year shall commence on the Effective Date and end immediately prior to January 1, 2021 (the “Initial Contract Year”).
“CPT” means the prevailing local time in the Central time zone.
“Creditworthy” means, in the case of a Person, that the Person has an Investment Grade Rating or has satisfactory creditworthiness in the reasonable judgment of DKL, or in the case of an assignment, in the reasonable judgment of the non-assigning Party.
“Daily Reduction Amount” means, for any Contract Year, the result of the then-effective Minimum Revenue Commitment for the applicable Contract Year as adjusted pursuant to Section 3(h) divided by 365; provided that the Daily Reduction Amount for the Initial Contract Year shall be $[***].
“Defaulting Party” has the meaning specified in Section 16(b).
“Deficiency Payment” has the meaning set forth in Section 3(e).
“Delek” has the meaning specified in the preamble to this Agreement.
“Delek Indemnitees” has the meaning set forth in Section 17(b).

“Delek Refining” has the meaning specified in the preamble to this Agreement.
“Delivery Points” has the meaning specified in the recitals to this Agreement.
“Dispute” means any and all disputes, Actions, controversies and other matters in question between Delek Indemnitees, on the one hand, and DKL Indemnitees, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement.
“DKL” has the meaning specified in the preamble to this Agreement.
“DKL Indemnitees” has the meaning set forth in Section 17(a).
“$” means U.S. Dollars.
“Effective Date” has the meaning specified in the preamble to this Agreement.
“El Dorado Refinery” means the petroleum refinery owned by Delek or its Affiliates and located in El Dorado, Arkansas.
“Environmental Law” means all Applicable Laws relating to pollution or protection of human health (to the extent related to human exposure to hazardous materials or occupational safety) and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time and other similar environmental and other Applicable Laws of the state or local Governmental Authorities (including the U.S. Department of Transportation and OSHA), as each has been amended from time to time.
“Event of Default” has the meaning specified in Section 16(a).
“Facilities” has the meaning specified in the recitals to this Agreement.
“Force Majeure” means any cause or causes not reasonably within the control of and not the result of the negligence or other fault of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, to the extent meeting the foregoing requirements, acts of God, acts or omissions of Governmental Authorities that were not either voluntarily induced or promoted by such Party or brought about by the breach of such Party’s obligations under this Agreement, compliance with applicable rules, regulations or orders of any Governmental Authority, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, extreme cold, storms, hurricanes, floods or other adverse weather conditions, washouts, arrests and restraint of rulers and people, civil disturbances, explosions, breakage or accident to machinery, inability to obtain or unavoidable delay in obtaining material or equipment, freezing of wells, pipelines or equipment, the inability of a downstream transporter to provide services due to an event of Force Majeure, requisitions, directives, diversions, embargoes, priorities or expropriations of Governmental Authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise, and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of and not the result of the negligence or other fault of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.
“Force Majeure Party” has the meaning specified in Section 7(a).
“Fuel Surcharge” has the meaning provided for on Exhibit A, which, for the avoidance of doubt, shall include fuel and lubricants expense.
“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Term” has the meaning set forth in Section 8(a).
“Investment Grade Rating” means (i) a rating of BBB- or higher from the Standard & Poor’s Rating Group or (ii) a rating of Baa3 or higher from Moody’s Investor Services, Inc.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lion Oil” has the meaning specified in the preamble to this Agreement.
“Losses” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements).
“Material Adverse Effect” means any material adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in (a) the hydrocarbon exploration, production, development, processing, gathering, transportation and/or distribution industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law); (b) United States or global economic conditions or financial markets in general; or (c) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“Minimum Revenue Commitment” has the meaning set forth in Section 3(e).

“Non-Defaulting Party” means the Party other than the Defaulting Party.
“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Performance Standards” has the meaning set forth in Section 10.
“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Product(s)” means crude oil, spent and fresh acids, subgrades, gasoline, diesel, asphalt products, propane and isobutane.
“Rates” has the meaning set forth in Section 3(a)(i).
“Receipt Points” has the meaning specified in the recitals to this Agreement.
“Receiving Party Personnel” has the meaning set forth in Section 19(n)(iv).
“Reference MRC” means $[***] until adjusted pursuant to Section 3(h).
“Reference Rates” means the Rates listed in Exhibit A and effective on the date of this Agreement until adjusted pursuant Section 3(a)(ii).
“Reference TRA” means $[***] until adjusted pursuant to Section 3(h).
“Renewal Term” has the meaning set forth in Section 8(a).
“Respondent” shall have the meaning assigned to such term in Section 19(m).
“Revenue” means revenue recognized in accordance with U.S. generally accepted accounting principles as in effect from time to time.
“Special Damages” has the meaning set forth in Section 18.
“Term” has the meaning set forth in Section 8(a).
“Third Party Fuel Surcharge” means the fuel and lubricants expense incurred in connection with any Third Party Transportation Services.

“Third Party Payment” has the meaning set forth in Section 3(f)(i).
“Third Party Transportation Services” means the gathering/receipt, coordination of the pickup, transportation, and delivery of Products, including ancillary scheduling, dispatching and accounting/data services related to such Product deliveries consistent with such types of services provided by the Business prior to the date hereof and provided by DKL to customers other than Delek and its Affiliates.
“Transportation Services” means the gathering/receipt, coordination of the pickup, transportation, and delivery of Products, including ancillary scheduling, dispatching and accounting/data services related to such Product deliveries consistent with such types of services provided by the Business prior to the date hereof, unless otherwise agreed between Delek and DKL; provided that the transportation and delivery may be provided by third party motor carriers arranged and coordinated by DKL in accordance with the terms and conditions provided for herein.
“Turnaround Period” has the meaning set forth in Section 3(f)(iii).
“Tyler Refinery” means the petroleum refinery owned by Delek or its Affiliates and located in Tyler, Texas.
(b)    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(i)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;
(ii)    a reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns;
(iii)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(iv)    the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;
(v)    a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;
(vi)    if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;
(vii)    the term “cost” includes expense and the term “expense” includes cost;
(viii)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(ix)    any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(x)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(xi)    unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(xii)    unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and
(xiii)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(c)    References, Gender, Number, Agents. All references in this Agreement to an “Article,” “Section,” “subsection,” or “Exhibit” shall be to an Article, Section, subsection or exhibit of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural. DKL’s jobbers, distributors, haulers, and other carriers designated in writing by DKL who utilize DKL’s right to access the Facilities under this Agreement, together with their respective officers, agents, servants, and employees, shall be deemed “agents” of DKL for purposes of this Agreement.
Section 2.    Commitment and Scope of Agreement.
(a)    Throughout the Term of this Agreement and subject to the terms and conditions of this Agreement, DKL agrees to (i) own or lease and operate and maintain all assets necessary to provide the Transportation Services to Delek and (ii) provide or cause to be provided all Transportation Services requested by Delek.
(b)    Throughout the Term of this Agreement and subject to the terms and conditions of this Agreement, DKL will bear one-hundred percent (100%) of all operating and capital expenses incurred in its operation of the assets necessary to handle the Products pursuant to this Agreement.
(c)    Throughout the Term of this Agreement and subject to the terms and conditions of this Agreement, Delek agrees to use DKL for all Transportation Services required by Delek in Arkansas, Oklahoma and Texas; provided that Delek shall have no obligation to use DKL for any Transportation Services: (a) during any event of Force Majeure where DKL is the Force Majeure Party; (b) if DKL refuses or fails to provide, or cause to be provided, the Transportation Services; or (c) during any period where (i) an Event of Default has occurred and is continuing and (ii) DKL is the Defaulting Party.

(d)    Throughout the Term of this Agreement and subject to the terms and conditions of this Agreement, Delek agrees to grant, and to cause its Affiliates to grant, DKL access to Facilities in order to provide the Transportation Services.

Section 3.    Rates; Adjustments and Reimbursements for Capital Expenditures.
(a)    Delivery and Transportation by DKL.
(i)    To the extent the Transportation Services are performed by DKL, Delek shall pay DKL in accordance with the rates and charges for the specified Product and distance travelled as listed in Exhibit A (the “Rates”) attached hereto and made part hereof for all such Transportation Services requested by Delek. In the event DKL provides or causes to be provided Transportation Services for Delek which are not covered by the terms of Exhibit A, Delek agrees to pay reasonable rates and charges for such Transportation Services to be mutually agreed upon by Delek and DKL. In determining reasonable rates and charges for such Transportation Services, the Parties shall negotiate in good faith and consider the then prevailing level of market rates and charges being quoted and assessed for like Transportation Services in the same geographic area.
(ii)    On January 1 of each year of the Term, beginning on January 1, 2021, the Rates shall be adjusted to equal the greater of (i) the Rates listed in Exhibit A and effective on the date of this Agreement, and (ii) the Reference Rates. The Reference Rates shall be adjusted on January 1 of each year of the Term, beginning on January 1, 2021, by a percentage equal to the year-to-year change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics. DKL shall notify Delek within a reasonable period following any such adjustments in the Rates (and the Reference Rates) pursuant to this Section 3(a)(ii).
(iii)    During the Term of this Agreement, if new laws or regulations are enacted that require DKL to make unanticipated capital expenditures in excess of $[***] over a one year period with respect to the Transportation Services, the Parties will renegotiate the Rates in good faith in order to compensate DKL on account of such incremental capital costs in excess of $[***] per year (or, in lieu of such compensation, Delek shall have the right to, at its option, reimburse DKL for such incremental capital costs in excess of $[***] per year, in which case no renegotiation of the Rates shall be required hereunder). The Parties shall use commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations. If Delek and DKL are unable to agree upon renegotiated Rates, the renegotiated Rates will be determined by arbitration in accordance with Section 19(m).
(b)    Delivery and Transportation by Third Parties.
(i)    Subject to Section 3(b)(ii), to the extent the actual transportation and delivery of Products is performed by third party motor carriers arranged by DKL, Delek shall pay DKL the Rates as provided for herein, and DKL shall be liable for any costs greater than the Rates due to DKL’s utilization of a third party motor carrier. DKL shall defend, indemnify, and hold harmless the Delek Indemnitees from and against any and all Liabilities arising from DKL’s use of a third party motor carrier to provide services hereunder, except to the extent that such Liabilities were caused by the gross negligence or willful misconduct on the part of the Delek Indemnitees or any of their respective employees, representatives, agents or contractors.

(ii)    Delek shall have the right to reasonably limit or restrict the third party motor carriers eligible to provide the actual transportation and delivery of Products on behalf of DKL hereunder. Notwithstanding the foregoing, DKL shall remain liable for all actions or omissions of such third party motor carriers providing the actual transportation and delivery, and DKL shall be responsible for obtaining any and all lien releases that may be placed on the Products by third party motor carriers performing services on behalf of DKL.
(c)    Reimbursement. Delek shall reimburse DKL for all taxes (other than income taxes, franchise taxes, registration taxes, gross receipt taxes, property taxes, motor vehicle taxes, and similar taxes) that DKL incurs on Delek’s behalf for the services DKL provides to Delek under this Agreement, if such reimbursement is not prohibited by law.
(d)    Fuel Surcharge. Delek shall reimburse DKL on a monthly basis for fuel prices incurred by DKL to provide the Transportation Services hereunder. The Fuel Surcharge shall be a percentage of the Rates charged to perform the Transportation Services during such Month and such percentage shall be determined off the then current Gulf Coast Diesel Price, all as provided on Exhibit A.
(e)    Revenue. Subject to the terms of this Agreement, within forty-five (45) days of the completion of any Contract Year, DKL shall provide Delek a written statement of (A) the total amount of Revenue earned by DKL for the performance of the Transportation Services under this Agreement over the preceding Contract Year for Delek less the Fuel Surcharge paid by Delek over such Contract Year, plus (B) the total amount of Revenue earned by DKL for the performance of Third Party Transportation Services over the preceding Contract Year less the Third Party Fuel Surcharge over such Contract Year (the “Adjusted Revenue”). If the Adjusted Revenue is less than $[***] (the “Minimum Revenue Commitment”), then a deficiency payment shall be due to DKL by Delek equal to the following:
(i)    If the Adjusted Revenue is less than the Minimum Revenue Commitment but greater than or equal to $[***] (the “Threshold Revenue Amount”), then Delek shall pay to DKL [***] percent ([***]%) of the difference between: the Minimum Revenue Commitment minus the Adjusted Revenue; or
(ii)    If the Adjusted Revenue is less than the Threshold Revenue Amount, then Delek shall pay to DKL: (A) [***] percent ([***]%) of the difference between: the Minimum Revenue Commitment minus the Threshold Revenue Amount plus (B) the difference between: the Threshold Revenue Amount minus the Adjusted Revenue (with either (i) or (ii) as applicable being the “Deficiency Payment”).
(iii)    For purposes of the calculations in Section 3(e)(i) and Section 3(e)(ii) for the Initial Contract Year, the Minimum Revenue Commitment shall be $[***] and the Threshold Revenue Amount shall be $[***].
(f)    Adjustments to Minimum Revenue Commitment. Subject to Section 7, the Minimum Revenue Commitment is subject to the adjustments set forth below:
(i)    If, for any reason, including Force Majeure where DKL is the Force Majeure Party and scheduled and unscheduled maintenance, DKL is unable to, refuses to or fails to provide or cause to be provided any Transportation Services that are requested by Delek for any day in a Contract Year, then, for such Contract Year, the Minimum Revenue Commitment shall be decreased by the Daily Reduction Amount for each day that DKL is prevented from providing or fails to provide any such Transportation Services to Delek; provided that if both (A) DKL is unable to, refuses to or fails to provide or cause to be provided a portion of such Transportation Services requested by Delek for any day in a Contract Year and (B) Delek pays a third party to provide such Transportation Service (“Third Party Payment”), then such Third Party Payment less the fuel and lubricants expense included in such payment (which, unless documented otherwise, shall be equal to the Fuel Surcharge for the applicable Transportation Service on Exhibit A) will be treated as though it had been paid to DKL for purposes of calculating the Deficiency Payment for such Contract Year.
(ii)    If a Force Majeure event affects the El Dorado Refinery or Tyler Refinery, such that Delek does not require any Transportation Services for the El Dorado Refinery or Tyler Refinery, as the case may be, for a period of time, then (a) for the Contract Year in which the Force Majeure event occurs, the Minimum Revenue Commitment shall be decreased by the Daily Reduction Amount for each day of such Force Majeure event and (b) the Term of this Agreement shall be extended by the number of days of such Force Majeure event.
(iii)    With respect to each of the El Dorado Refinery and the Tyler Refinery, once in every five year period, the first period to begin on May 1, 2020, Delek shall have the right to conduct turnaround operations or other scheduled maintenance (a “Turnaround Period”). Upon written notice to DKL of a Turnaround Period, (a) the Minimum Revenue Commitment for the Contract Year in which the Turnaround Period occurs shall be decreased by the Daily Reduction Amount for each day of such Turnaround Period and (b) the Term of this Agreement shall be extended by the number of days of such Turnaround Period; provided, however, any decrease in the Daily Reduction Amount during a Turnaround Period shall be for no longer than 30 days.
(iv)    Notwithstanding Sections 3(f)(i), (ii) or (iii), if DKL provides any Transportation Services for Delek for any day for which the Minimum Revenue Commitment is being decreased pursuant to Sections 3(f)(i), (ii) or (iii), then the amount of Adjusted Revenue earned by DKL for the performance of such Transportation Services for such day shall be disregarded for purposes of the calculation of whether the Minimum Revenue Commitment has been met.
(v)    For the avoidance of doubt, if the Minimum Revenue Commitment is reduced pursuant to Sections 3(f)(i), (ii) or (iii) above for any Contract Year, the Minimum Revenue Commitment shall return to $[***] (as adjusted pursuant to Section 3(h)) at the beginning of the following Contract Year, as may be subsequently adjusted pursuant to Sections 3(f)(i), (ii) or (iii) above.
(g)    Invoicing and Timing of Payments. Except as provided in Section 3(e), DKL shall invoice Delek monthly for the Rates and Fuel Surcharge. Delek will make payments for all non-disputed amounts to DKL on a monthly basis during the Term with respect to services rendered by DKL under this Agreement in the prior month upon the later of (i) 10 days after its receipt of such invoice and (ii) 30 days following the end of the calendar month during which the invoiced services were performed. Payment of any non-disputed amounts due pursuant to this Agreement shall be made by wire transfer in immediately available funds to an account designated in writing by DKL. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day. The Parties may net any and all payments due hereunder against any and all payments due under any other contract and/or agreement between the Parties. Delek may dispute any invoice or statement by written notice within 30 days following the month in which such invoice or statement was rendered. Upon resolution of the dispute, any required payment shall be made within 30 days of such resolution.
(h)    Indexes. On January 1 of each year of the Term, beginning on January 1, 2021, the Minimum Revenue Commitment shall be adjusted to equal the greater of (i) $[***], and (ii) the Reference MRC, and the Threshold Revenue Amount shall be adjusted to equal the greater of (i) $[***], and (ii) the Reference TRA. The Reference MRC and the Reference TRA shall each be adjusted on January 1 of each year of the Term, beginning on January 1, 2021, by a percentage equal to the year-to-year change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics. DKL shall notify Delek within a reasonable period following any such adjustments in the Minimum Revenue Commitment (and the Reference MRC) and the Threshold Revenue Amount (and the Reference TRA) pursuant to this Section 3(h).
Section 4.    Services Provided by DKL; Volume Losses
In consideration of the fees and charges specified in Section 3, pursuant to this Agreement, DKL shall provide the following Transportation Services to Delek in accordance with the Performance Standards:
(a)    Transport Vehicles: DKL shall ensure that all transport vehicles used will be clean and free of contaminants, will be in compliance with all state and federal laws and regulations and designated as the proper container for the specified Product being transported. DKL will also ensure that all drivers of these transport vehicles will be adequately trained and qualified to perform the Transportation Services.
(b)    Scheduling/Dispatch/Pick-Up/Nominations: Requests for the gathering/receipt of Products under this Agreement shall be made by Delek and/or its designee on a “just-in-time” basis, and any request will include the Receipt Point, Delivery Point, Product to be transported, and any other information reasonably requested by DKL to complete the Transportation Services. DKL will schedule and dispatch all pick-ups of Product requested by Delek and/or its designee on a “just-in-time” basis and shall promptly provide Delek notice of any delay in the performance of such Transportation Services or DKL’s inability to perform such requested Transportation Services.
(c)    Loading/Transporting: DKL shall load only that Product which it is authorized to load pursuant to directions received from Delek in accordance with this Agreement. The quality and quantity of the Products received by DKL shall be determined by sampling, verification and measurement conducted by DKL or a third party operator of a Receipt Point or Delivery Point. DKL shall not mix different grades of Products, unless authorized by Delek, or adulterate the Products with any chemical or other material, unless authorized by Delek. The Product hauled on a transport truck prior to loading a new delivery must be compatible with the Product that is being loaded so as to not cause contamination of loaded Product. Delek, as part of its quality control, may test the quality of Products delivered by DKL. DKL agrees to abide by the quality control procedures mutually agreed to by the Parties from time to time.

(d)    Delivery: Promptly upon receipt of Products from any designated Receipt Point, DKL shall safely and expeditiously transport such Products to the specified Delivery Point. Upon arrival at such destination, DKL shall unload the Products in compliance with this Agreement unless otherwise specified by Delek in writing.
(e)    Accounting/Data Services: DKL shall maintain a true and correct set of records, including but not limited to invoices, bills of lading, receipt tickets, transportation records, and delivery tickets, showing the date, Product amounts, Receipt Point and Delivery Point for all Products transported, and sufficient other detail to permit reasonable verification or correction of any charges to Delek hereunder. DKL will provide Delek with a secure electronic data feed, which shall accurately report all the above information and other information mutually agreed upon by the Parties on a current daily basis. DKL shall maintain such records for a period not less than two (2) years after performance of the Transportation Services hereunder pursuant to its corporate retention policy. Delek, or its representatives, may, from time to time, at Delek’s expense, audit any such records, and DKL agrees to permit Delek, or its representative, access to examine and audit such records at all reasonable times during normal business hours. DKL shall promptly refund to Delek any amounts paid by Delek in excess of amounts properly payable under the terms of the Agreement.
(f)    Volume Losses: DKL shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for physical losses incurred in the normal course of operations that may result from the handling and transporting of Products through trucks that DKL uses to perform Transportation Services, except to the extent such losses are caused by the gross negligence, willful misconduct or breach of this Agreement by DKL, its agents, employees, third party motor carriers, or contractors.
(g)    Reports. Subject to system limitations, DKL shall provide all reports reasonably required by Delek, including, without limitation, reports showing average daily loads actually hauled and transported by DKL.
Section 5.    Custody, Title, Applicable Laws and Risk of Loss.
(a)    Delek shall, at all times during the Term, retain exclusive legal title to the Products transported pursuant to this Agreement.
(b)    During the time any Products are transported pursuant to this Agreement, DKL shall be solely responsible for compliance with all Applicable Laws pertaining to the possession, handling, use and processing of such Products and, except as set forth in Section 4(f), shall remain responsible for all risk of loss, damage, deterioration, or contamination as to such Products, except for that caused by the negligence, gross negligence, willful misconduct or breach of this Agreement by Delek, its agents, employees or contractors.
Section 6.    Facility Access.
(a)    Subject to the terms and conditions set forth herein, Delek hereby grants, and shall cause its Affiliates to grant, to DKL and its agents and employees the right, during the Term, to access to each Facility during its operating hours (which hours are subject to change at the sole discretion of Delek and its Affiliates) or as otherwise agreed between Delek and DKL for the sole purpose of providing the Transportation Services.

(b)    DKL agrees that its agents and employees will comply with all safety or other regulations of the owner or operator of a Facility that are actually known to DKL or posted when such agents or employees are on the premises of such Facility in connection with the performance of this Agreement.

Section 7.    Force Majeure.
(a)    Subject to the provisions of Section 7(b) and Section 7(c), if and to the extent that, during the Term, any Party is prevented or delayed, in whole or in part, by an event of Force Majeure from performing any of its obligations under this Agreement (the “Force Majeure Party”), then such obligation shall be suspended, and the performance thereof excused, for so long as such event of Force Majeure continues and any additional period when such Party remains unable to perform such obligations as a result of such event of Force Majeure.
(b)    When seeking to rely on the provisions of this Section 7, a Party shall promptly:
(i)    upon obtaining knowledge of the occurrence of the event of Force Majeure giving rise to the right to rely on Section 7, promptly give written notice to the other Party of such event of Force Majeure; and
(ii)    keep the other Party reasonably apprised of the reasonably expected date by which such event of Force Majeure is likely to be remedied and resolved.
(c)    Notwithstanding anything to the contrary set forth in this Section 7:
(i)    lack of finances shall not be considered an event of Force Majeure;
(ii)    Delek shall not be entitled to claim any event of Force Majeure (or exercise any rights in connection therewith under this Agreement) unless such event of Force Majeure results in the permanent or indefinite suspension of operations at the El Dorado Refinery or the Tyler Refinery;
(iii)    no event of Force Majeure shall suspend or excuse the performance of any obligation to make payment of any amount due and payable under or in respect of this Agreement and shall not give rise to any extension of the Term, except as otherwise may be provided for herein; and
(iv)    the suspension of any obligations shall be of no greater scope and of no longer duration than is reasonably required due to the Force Majeure event, and the affected Party shall use reasonable best efforts to overcome or mitigate the effects of such Force Majeure event.
(d)    In addition to any other termination rights under this Agreement, Delek shall have the right to terminate this Agreement upon [***] days advance written notice to DKL if an event of Force Majeure has occurred and is continuing and such event prevents DKL from receiving at the Receipt Points or otherwise providing the services hereunder for at least [***]% of Products requested by Delek to be transported for a period of [***] consecutive months or for a total of [***] non-consecutive months during any period of [***] consecutive months.

(e)    In addition to any other termination rights under this Agreement, DKL shall have the right to terminate this Agreement upon [***] days advance written notice to Delek if an event of Force Majeure has occurred and is continuing and such event prevents Delek from delivering Products hereunder (or accruing deficiency payments under Section 3(e)) for a period of [***] consecutive months or for a total of [***] non-consecutive months during any period of [***] consecutive months.
Section 8.    Effectiveness and Term.
(a)    The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Effective Date and shall continue until December 31, 2030. Thereafter, the Agreement shall automatically renew for additional two (2) year periods (each, a “Renewal Term”) unless either Party shall give written notice to the other Party twelve (12) months prior to the end of the Initial Term or such Renewal Term, as the case may be. The Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.”
(b)    The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (i) as they may mutually agree in writing, (ii) pursuant to Section 7(d) or Section 7(e), as applicable, or (iii) pursuant to Section 16(b). Termination or expiration of this Agreement will not relieve any Party from any obligation accruing, or accrued, prior to the date of such termination, and notwithstanding any such termination or expiration each Party will continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after such termination or expiration, including those related to confidentiality, indemnities, addresses for giving notice, governing law and audit rights.
Section 9.    Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail of a .pdf document. All notices will be addressed to the Parties at the respective addresses as follows:
if to DKL:
DKL
7102 Commerce Way
Brentwood, TN 37027 Attn: General Counsel
Telephone: (615) 771-6701
Email: legalnotices@delekus.com
with a copy, which shall not constitute notice, to:
DKL
7102 Commerce Way

Brentwood, TN 37027 Attn: President
Telephone: (615) 771-6701
Email: legalnotices@delekus.com
if to Delek:
Delek
7102 Commerce Way
Brentwood, TN 37027 Attn: General Counsel
Telephone: (615) 771-6701
Email: legalnotices@delekus.com
with a copy, which shall not constitute notice, to:
Delek
7102 Commerce Way
Brentwood, TN 37027 Attn: President
Telephone: (615) 771-6701
Email: legalnotices@delekus.com
or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
Section 10.    Safety/Prevention
DKL agrees that Transportation Services provided hereunder shall be conducted in a safe manner, which meets or exceeds regulatory and industry standards for transportation of similar Products. DKL shall comply with all applicable federal, state, and local rules, regulations and orders as well as Delek’s rules, policies and procedures regarding safety, delivery, health, and fire protection. DKL shall only use vehicles under this Agreement that meet all requirements and standards promulgated by applicable regulatory authorities, including but not limited to, the Department of Transportation, the Occupational Safety and Health Administration, and the Environmental Protection Agency. DKL shall only use under this Agreement such employees that have been properly instructed, trained and certified as to the characteristics and safe loading, handling, hauling, delivery, and unloading methods associated with such Product. DKL shall ensure that its employees comply with all safety rules to avoid injury to workers and others and damage to equipment and property. The foregoing standards under this Section 10 are referred to as the “Performance Standards”.
Section 11.    [Reserved]

Section 12.    Additional Covenants
Each Party hereby agrees that:

(a)    it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law;
(b)    it shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request;
(c)    it also shall promptly notify the other Parties of any material violation of any Environmental Law, or any material violation of any Environmental Law which is alleged in writing, relating to any Products transported under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products;
(d)    all records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate; and
(e)    it shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.
Section 13.    Representations
(a)    DKL represents and warrants to Delek that (i) this Agreement, the rights obtained and the duties and obligations assumed by DKL hereunder, and the execution and performance of this Agreement by DKL, do not directly or indirectly violate any Applicable Law with respect to DKL or any of its properties or assets (except where such violation would not have a Material Adverse Effect), the terms and provisions of DKL’s organizational documents or any agreement or instrument to which DKL or any of its properties or assets are bound or subject; (ii) the execution and delivery of this Agreement by DKL has been authorized by all necessary limited liability company or other action; (iii) DKL has the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (iv) no further action on behalf of DKL, or consents of any other party, are necessary for the provision of services hereunder (except for the consents of any third party which DKL covenants and represents it has obtained); and (v) upon execution and delivery by DKL, this Agreement shall be a valid, binding and subsisting agreement of DKL enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    Delek represents and warrants to DKL that (i) this Agreement, the rights obtained and the duties and obligations assumed by Delek hereunder, and the execution and performance of this Agreement by Delek, do not directly or indirectly violate any Applicable Law with respect to Delek or any of its properties or assets (except where such violation would not have a Material Adverse Effect), the terms and provisions of Delek’s organizational documents or any agreement or instrument to which Delek or any of its properties or assets are bound or subject; (ii) the execution and delivery of this Agreement by Delek has been authorized by all necessary corporate or other action; (iii) Delek has the full and complete authority and power to enter into this Agreement; (iv) no further action on behalf of Delek, or consents of any other party, are necessary for the services hereunder (except for the consents of any third party which Delek covenants and represents it has obtained); and (v) upon execution and delivery by Delek, this Agreement shall be a valid, binding and subsisting agreement of Delek enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 14.    Insurance; Accident Reporting/Hazardous Conditions.
(a)    Insurance. DKL shall, at its sole cost and expense, obtain and maintain in force during the Term, the insurance set forth on Exhibit B, and abide by the terms and conditions specified therein. Notwithstanding the foregoing, it is agreed and acknowledged by the Parties that the fees and other charges provided herein do not include any insurance on Delek’s Product while in the custody of DKL, which insurance will be the responsibility of Delek. Except as otherwise specifically provided for in this Agreement, DKL shall not be responsible for any type of casualty or other loss to Delek’s Products.
(b)    Accident Reporting/Hazardous Conditions.
(i)    DKL shall promptly report to Delek all accidents or occurrences resulting in injuries to its employees or third parties and damage to DKL’s, Delek’s or third parties’ property, arising out of or during the performance of the Transportation Services under this Agreement. All incidents such as spills, property damage or injury shall be promptly reported to Delek’s designated contact. DKL shall provide Delek a written incident report within twenty-four (24) hours of the accident or occurrence, followed promptly by any material information that becomes reasonably available to DKL with respect thereto. Subject to Applicable Law and the terms and conditions of any applicable collective bargaining agreements, Delek shall have the right to require any employee of DKL involved in an accident to promptly submit to drug and/or alcohol testing. In the event there is a release of Products or damage to the environment, DKL shall clean up such spill and remediate such damage in accordance with Applicable Law. DKL shall inform Delek of any notices or warnings regarding actual asserted violations of Applicable Law issued by any Governmental Authorities relative to any service performed by DKL pursuant to this Agreement. In the event DKL becomes aware of any environmental, health or safety conditions related to the performance of the Transportation Services that materially violate any Applicable Law or create a materially hazardous condition, DKL shall promptly provide Delek with telephonic notice at the numbers set forth herein, informing DKL about the details of the condition and provide written notice promptly thereafter.
(ii)    DKL shall clean up all Product spills, if any, and debris originating from the transport truck in a commercially reasonable manner after the spill of any such Product or debris. Upon written request, DKL shall provide Delek with DKL’s spill prevention and response plans. If Delek reasonably believes DKL does not respond in a proportionate and urgent manner to any type of environmental or occupational health or safety hazard, Delek may, after providing written notice to DKL and providing DKL with reasonable opportunity to respond with the necessary urgency and due care, respond and DKL will be liable for the reasonable, documented out-of-pocket cost of the Delek response. If such a response by Delek includes the investigation, cleanup or remediation indoor or outdoor environmental contamination, such investigation, cleanup or remediation shall only be designed to meet, and not exceed, the least stringent standards allowable under Environmental Law, otherwise Delek shall bear the incremental cost of such more stringent investigation, cleanup and/or remediation.

Section 15.    Regulatory Matters.
(a)    Each Party shall comply in all material respects with all Applicable Law which directly or indirectly affects the services provided or is associated with its performance hereunder and acknowledges that the other Party is entering into this Agreement in reliance on such compliance. In the event any action or obligation imposed upon a Party under this Agreement conflicts at any time with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform such action or obligation to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)    Prior to transporting any Products that any applicable Governmental Authority has determined to be hazardous or potentially hazardous (including ethanol), to the extent required under Environmental Laws, DKL shall implement, and maintain throughout the duration of DKL’s transportation of such Product(s), a Department of Transportation Hazardous Material Security Plan that meets all the requirements specified in 49 CFR Part 172 Subpart I - Security Plans.
(c)    If, during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein. If the Parties are unable to agree to amendments to this Agreement, then the Party adversely impacted by such new Applicable Law shall have the right, at any time from and after the effectiveness of such new Applicable Law, to terminate this Agreement.
Section 16.    Event of Default; Remedies Upon Event of Default
(a)    Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(i)    Any Party fails to make payment when due (i) under Section 3(e) within one Business Day after a written demand therefor or (ii) under any other provision hereof within five Business Days; or
(ii)    Other than a default described in Section 16(a)(i) or (iii), DKL or Delek fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within 10 Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
(iii)    Any Party breaches in any material respect any representation or warranty made by the Party in this Agreement, or any such warranty or representation proves to have been incorrect or misleading in any material respect when made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within 10 Business Days after the date that such Party receives notice that corrective action is needed; or

(iv)    Any Party becomes Bankrupt.
(b)    Without limiting any other provision of this Agreement, if an Event of Default with respect to DKL or Delek (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement; provided that termination of this Agreement shall not limit or restrict the Non-Defaulting Party’s ability to pursue any claim it may have hereunder (subject to Section 18) under Section 19(m).
(c)    If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Section 16, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party under this Agreement (whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one (1) Business Day of termination.
(d)    The Non-Defaulting Party’s rights under this Section 16 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all Losses incurred in the exercise of any remedies hereunder.
(e)    No delay or failure by the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
Section 17.    Indemnification
[***]

Section 18.    Limitation on Damages
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
Section 19.    Miscellaneous
(a)    No Waiver; Cumulative Remedies.
(i)    The failure of a Party hereunder to assert a right or enforce an obligation of any of the other Parties shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.
(ii)    Unless otherwise specified herein, each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
(b)    Nature of Transaction and Relationship of Parties.
(i)    This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that DKL is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make DKL, or any employee or agent of DKL, an agent or employee of Delek.
(ii)    No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by such other Party.
(c)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(d)    Successors and Assigns.
(i)    DKL shall not assign its rights or obligations hereunder without Delek’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it will be reasonable for Delek to withhold consent if the proposed assignee is not Creditworthy. Notwithstanding the foregoing, (1) DKL may assign this Agreement without Delek’s consent in connection with a sale by DKL of all or substantially all of its assets, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of DKL’s obligations under this Agreement and (B) is Creditworthy; and (2) DKL shall be permitted to make a collateral assignment of this Agreement solely to secure financing for DKL and its Affiliates.
(ii)    Delek shall not assign its rights or obligations hereunder without DKL’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it will be reasonable for DKL to withhold consent if the proposed assignee is not Creditworthy and does not provide Adequate Assurance of Payment if requested by DKL. Notwithstanding the foregoing, (1) Delek may assign this Agreement without DKL’s consent in connection with a sale by Delek of all or substantially all of its assets, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of Delek’s obligations under this Agreement; and (B) is Creditworthy or, if not Creditworthy, provides Adequate Assurance of Payment if requested by DKL; and (2) Delek shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek and its Affiliates.

(iii)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(e)    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (.pdf)), will be deemed original but all of which together will constitute one and the same instrument.
(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof in accordance with this Section 19(f), and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)    No Inducement. No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(h)    Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
(i)    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Section 17) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
(j)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(k)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(l)    Survival. All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
(m)    Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 19(m) and the Commercial Arbitration Rules or the Federal

Arbitration Act, the terms of this Section 19(m) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two (2) arbitrators so chosen shall select а third (3rd) arbitrator within thirty (30) days after the second (2nd) arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third (3rd) arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of DKL, Delek or any of their respective affiliates and (ii) have not less than seven (7) years of experience in the energy industry. The hearing will be conducted in Brentwood, Tennessee and commence within thirty (30) days after the selection of the third (3rd) arbitrator. DKL, Delek and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages in favor of the Delek, on the one hand (except to the extent such Special Damages (i) are awarded to a third-party or (ii) are the result of the gross negligence or willful misconduct of DKL), or DKL, on the other hand (except to the extent such Special Damages (x) are awarded to a third-party, or (y) are the result of the fraud, gross negligence or willful misconduct of Delek).
(n)    Confidentiality.
(i)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party, nor use the same other than in connection with the performance of its respective obligations under this Agreement, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 19(n). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)    Required Disclosure. Notwithstanding Section 19(n)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall, to the extent practicable and permitted by Applicable Law, promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy at the disclosing Party’s sole initiative and costs as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose by law and shall use commercially reasonable efforts to cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one (1) copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 19(n) notwithstanding the termination of this Agreement, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)    Receiving Party Personnel. The receiving Party may disclose to, but will limit access to the Confidential Information of the disclosing Party to those of its employees, representatives, officers, managers, directors, advisors, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement and will be required to abide by the terms thereof; provided, however, that the receiving party will remain liable for any unauthorized disclosure of Confidential Information by Receiving Party Personnel. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)    Survival. The obligation of confidentiality under this Section 19(n) shall survive the termination of this Agreement for a period of two (2) years.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.
DKL TRANSPORTATION, LLC:

By: /s/ Odely Sakazi
Name: Odely Sakazi
Title: Senior Vice President

By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Operating Officer

DELEK REFINING, LTD.:
By: Delek U.S. Refining GP, LLC, its general partner

By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President, Corporate
Development
By: /s/ Abby Yates
Name: Abby Yates
Title: Executive Vice President and General Counsel

LION OIL COMPANY:

By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President, Corporate
Development

By: /s/ Abby Yates
Name: Abby Yates
Title: Executive Vice President and General Counsel

Exhibit A
RATES

Exhibit B
INSURANCE REQUIREMENTS

Schedule A
Receipt Points and Delivery Points

Schedule B
Facilities